Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Ryan Hobbs
Director, Corporate Development
256.730.2701
ryan.hobbs@intergraph.com
Intergraph Stockholders Approve Acquisition by Investor
Group Led by Hellman & Friedman and Texas Pacific Group
HUNTSVILLE, Ala., November 20, 2006 — Intergraph Corporation (NASDAQ: INGR), a leading global provider of spatial information management (SIM) software, today announced that the stockholders of the Company voted to adopt the merger agreement providing for the acquisition of Intergraph Corporation by an investor group led by Hellman & Friedman LLC and Texas Pacific Group at a special meeting of the stockholders held today at Intergraph’s executive offices in Madison, Alabama.
Based on the preliminary tally of shares voted, approximately 99% of the shares of Intergraph common stock present and voting at the special meeting (in person or by proxy) voted in favor of the proposed merger agreement. The number of shares that voted to adopt the merger agreement represents approximately 73% of the total number of shares of Intergraph common stock outstanding and entitled to vote as of October 11, 2006, the record date for the special meeting.
The proposed merger was announced on August 31, 2006 and is expected to close by the end of November 2006, subject to the satisfaction or waiver of the conditions set forth in the merger agreement. Under the terms of the merger agreement, Intergraph stockholders will receive $44.00 per share in cash, without interest, for each share of Intergraph common stock held.
About Intergraph
Intergraph Corporation (NASDAQ: INGR) is a leading global provider of spatial information management (SIM) software. Security organizations, businesses and governments in more than 60 countries rely on the Company’s spatial technology and services to make better and faster operational decisions. Intergraph’s customers organize vast amounts of complex data into understandable visual representations, creating intelligent maps, managing assets, building and operating better plants and ships, and protecting critical infrastructure and millions of people around the world. For more information, visit www.intergraph.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on estimates and assumptions. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination that under circumstances could require Intergraph to pay a $33.14 million termination fee; (2) the outcome of any legal proceedings, or proposed settlements thereof, that have been or may be instituted against Intergraph and others relating to the merger agreement; (3) the failure of the merger to close for any reason, including the inability to complete the merger due to the failure to satisfy the conditions to consummation of the merger, or the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger, and the risk that any failure of the merger to close may adversely affect Intergraph’s business and the price of Intergraph common stock; (4) the potential adverse effect on Intergraph’s business, properties and operations of any covenants Intergraph agreed to in the merger agreement; (5) risks that the proposed transaction diverts management’s attention and disrupts current plans and operations, and the potential difficulties in employee retention as a result of the merger; (6) the effect of the announcement of the merger and actions taken in anticipation of the merger on Intergraph’s business relationships, operating results and business generally; (7) the amount of the costs, fees, expenses and charges related to the merger; and (8) other risks detailed in Intergraph’s current filings with the Securities and Exchange Commission, including Intergraph’s most recent filings on Forms 8-K, 10-Q and 10-K. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Intergraph’s ability to control or predict. Intergraph undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Intergraph and the Intergraph logo are trademarks or registered trademarks of Intergraph Corporation or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.
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